UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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ORTHOFIX INTERNATIONAL N.V.
(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Contact	Dan Yarbrough, Vice President of Investor Relations
danyarbrough@orthofix.com
(617) 912-2903

ORTHOFIX CALLS ON SHAREHOLDERS TO REJECT RAMIUS PROPOSALS
AND VOTE BLUE PROXY CARD

PROXY Governance Urges Rejection of All Ramius Nominees, Citing
“the profound absence of a plan”

Glass Lewis Rejects 3 out of 4 Ramius Nominees, Calling Ramius Plan
“particularly light on details”

RiskMetrics Group Says Peter Feld “has the least company/sector experience” of the Ramius Nominees

BOSTON, Mar 30, 2009 (BUSINESS WIRE) -- As the April 2nd voting deadline approaches in its ongoing proxy contest with Ramius, Orthofix International N.V. (NASDAQ: OFIX) (the Company) cited the support of key proxy advisory firms, the repeated flip-flop in positions advanced by Ramius, and what the Company believes are the poor qualifications of certain of Ramius’ nominees for the Orthofix Board, as it urged shareholders to reject the activist hedge fund’s proposals.

Ramius’ statements throughout this contest have shown a flip-flopping of positions on the major issue of how Blackstone Medical should be addressed as part of the Orthofix business strategy. In December, Ramius launched this proxy contest stating its belief that the Board should “explore and execute a sale of Blackstone at the highest possible price.” Key industry analysts have questioned that position, however, with the analyst at Canaccord Adams stating in February, “We believe any attempt to divest the Blackstone business in a fire sale would disrupt Orthofix’s current strategies and limit the company’s near-term and long-term potential.” Ramius subsequently flip-flopped its position regarding Blackstone, stating in their late February definitive proxy statement "the Ramius Nominees have no present plans to pursue specific strategies at this time..."

Ramius’ lack of specific strategies for Orthofix was also noted by two independent proxy advisory firms in their reports. PROXY Governance urged shareholders to reject all of the Ramius nominees for the Orthofix Board, stating, “The problem with the dissident campaign is not an inability to evaluate what went wrong, but the profound absence of a plan to effect a credible recovery.”  Likewise, Glass Lewis recommended against 3 of 4 Ramius nominees, calling the Ramius plan “particularly light on details” and stating “the Dissident does not have a plan to pursue specific operating strategies to address its concerns regarding the Company's performance.”

Orthofix has continued to question the qualifications of certain of the nominees that Ramius has recommended for the Orthofix Board. Steven Lee served on the Board of Directors of ICN Pharmaceutical (now called Valeant Pharmaceutical International) from 2001 to 2004.  Following the initiation of an investigation by the SEC of Valeant, Valeant restated nearly a decade of financial statements as a result of inappropriate backdating of stock options.  This activity apparently continued during Mr. Lee’s tenure as a Director and a member of Compensation Committee.  Further, Risk Metrics Group (RMG) recommended against Lee “due to concerns about regulatory issues at PolyMedica Corporation where he was the CEO until 2002.”

Orthofix is also concerned about Peter A. Feld, a 30-year-old Ramius employee with no healthcare or operating experience.  Feld’s disconcertingly thin and apparently unproductive experience on the boards of two public companies includes Sharper Image, which  filed for bankruptcy protection shortly after Mr. Feld’s five month tenure.  In their recommendation for Feld, RMG said he “has the least company/sector experience” of the Ramius nominees.

By executing the strategy of the current Board of Directors, Orthofix has made significant progress in recent months. As noted by an industry analyst at Jefferies & Company, "In our opinion, OFIX's decision to judiciously employ improving cash flows to pay down debt is sound. OFIX has steadily made prepayments to reduce the principle amount owed and the strategy to further delever as cash flows improve is crucial to avoid a covenant breach as the leverage ratio will come down to 3.25x in Q4:09 and 2.85 in Q1:10. OFIX's projection of an improving EBITDA run rate is consistent with our model, and we do not expect OFIX to break any covenants."

On March 24, 2009, the Company announced it had made a third, $5 million, partial debt repayment ahead of maturity.  The Company has made a number of other recent positive announcements, including improved performance at Blackstone.

•
On February 12, the Company released its full year 2008 results and 2009 guidance, showing substantial improvement in the operating performance of the spinal implant and biologic business, including increased revenue, a higher gross profit margin and lower adjusted operating expenses.

•
On February 11, 2009, Orthofix announced the acceleration of the launch date of Trinity(R) Evolution(TM), the next generation adult stem cell-based allograft developed in collaboration with the Musculoskeletal Transplant Foundation (MTF). The limited market release is now expected to occur by May 1st of this year, two months ahead of schedule. This development followed a December 15, 2008 announcement that Orthofix and MTF had achieved a major development milestone, which was also ahead of schedule.

•
Orthofix also initiated the limited market release of two new products, the Firebird(TM) pedicle screw system and the PILLAR(TM) SA interbody device, both of which are expected to be fully launched in the first quarter of 2009.

•
In December 2008 Orthofix made a $10 million partial debt repayment, ahead of the scheduled maturity date. At December 31, 2008 our debt-to-EBITDA ratio as defined in our amended credit facility was 3.4 versus the maximum allowable ratio of 4.0. This gave us approximately $49 million of available debt capacity at December 31, 2008. When the maximum allowable debt-to-EBITDA ratio decreases to 3.5 at September 30th of this year, we expect the last 12 months' total EBITDA used in the calculation of the leverage ratio to be significantly higher than the amount used in the calculation at December 31, 2008. This is because the calculation will no longer include the increase in inventory reserve of $11.5 million recorded in the third quarter of 2008.

●
In February 2009, the Company made a second, $7 million, partial debt repayment and announced a consolidation plan that will create cost savings and synergies between the operating groups of the Company.

“Independent industry analysts and proxy advisory firms have confirmed what we have been telling our shareholders,” said Orthofix CEO Alan Milinazzo. “Furthermore, the current Board is a highly qualified group with a prudent strategic plan for Orthofix, and we are confident that there will be more positive progress to come. We urge shareholders to vote the Company’s BLUE proxy card and reject the proposals of Ramius, a shareholder that has been invested in our Company for only the past six months.”

Orthofix continues to urge its shareholders to vote on the BLUE proxy card as recommended by the Board of Directors.

About Orthofix
Orthofix International, N.V., a global medical device company, offers a broad line of minimally invasive surgical, and non-surgical, products for the spine, orthopedic, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages-helping them achieve a more active and mobile lifestyle. Orthofix's products are widely distributed around the world to orthopedic surgeons and patients via Orthofix's sales representatives and its subsidiaries, including BREG, Inc. and Blackstone Medical, Inc., and via partnerships with other leading orthopedic product companies. In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Orthopedic Research and Education Foundation, Rutgers University, Texas Scottish Rite Hospital for Children and National Osteoporosis Institute. For more information about Orthofix, please visit www.orthofix.com.

Forward-Looking Statements
This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management's current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of its products, including recently launched products, unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, changes to and interpretation of governmental regulation of medical devices, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry and the economy, corporate development and market development activities, including acquisitions or divestitures, unexpected costs or operating unit performance related to recent acquisitions and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission.

Important Additional Information
Orthofix International N.V. ("Orthofix") has filed a definitive proxy statement, dated February 26, 2009, with the SEC in connection with a special general meeting of shareholders of Orthofix to be held on April 2, 2009 at which Ramius Capital and certain of its affiliates propose to make changes to the composition of Orthofix's board of directors. SHAREHOLDERS ARE URGED TO READ ORTHOFIX'S DEFINITIVE PROXY MATERIALS AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED BY ORTHOFIX WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a free copy of the proxy statement and other materials filed by Orthofix with the SEC at the SEC's website at www.sec.gov, at Orthofix's website at www.orthofix.com, or by contacting Georgeson, 199 Water Street, 26th Floor, New York, NY 10038 or by calling (212) 440-9800 (bankers and brokers) or toll-free (800) 323-4133 (all others).
Orthofix and its directors and certain executive officers are participants in the solicitation of proxies in connection with the special general meeting of shareholders. The names of such persons are: James F. Gero, Peter J. Hewett, Jerry C. Benjamin, Charles W. Federico, Dr. Guy J. Jordan, Ph.D., Thomas J. Kester, CPA, Alan W. Milinazzo, Maria Sainz, Dr. Walter P. von Wartburg, Kenneth R. Weisshaar, Robert S. Vaters, Michael Simpson, Bradley R. Mason, Raymond C. Kolls, J.D., and Michael M. Finegan. Information regarding such participants, as well as each such person's respective interests in Orthofix (whether through ownership of Orthofix securities or otherwise), is set forth in Orthofix's definitive proxy statement dated February 26, 2009, which may be obtained free of charge at the SEC's website at www.sec.gov, Orthofix's website at www.orthofix.com, or by contacting Georgeson, 199 Water Street, 26th Floor, New York, NY 10038 or by calling (212) 440-9800 (bankers and brokers) or toll-free (800) 323-4133 (all others).
SOURCE: Orthofix International N.V.
Orthofix International N.V.
Dan Yarbrough, 617-912-2903
Vice President of Investor Relations
danyarbrough@orthofix.com